Exhibit 99.1

                 Sono-Tek Announces Additional Equity Investment

    MILTON, N.Y., Dec. 9 /PRNewswire-FirstCall/ - Sono-Tek Corporation (OTC Bulletin Board: SOTK) today announced that due to its desire to finance new business development and to pay down high interest indebtedness, it had completed a private placement on December 3, 2004. In this offering, the Company sold 76,750 of its units, each unit consisting of four shares of its common stock and one warrant, each to purchase one additional share of common stock. The Company issued 307,000 shares of common stock and 76,750 warrants. The Company received net proceeds of approximately $530,000 from this offering. Sono-Tek's diversification of its product offerings into the medical device coating field, the glass line coating industry and nano-technology research, which, when coupled with continuing growth in the electronics industry has led to a significant increase in revenue and operating profit to date this year. Dr. Christopher L. Coccio, President and CEO, stated "I am very pleased to welcome these new investors to the Sono-Tek family, and look forward to wrapping up our fiscal year on February 28, 2005 on a positive note with record annual sales levels."

    For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

    Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

    This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

SOURCE  Sono-Tek Corporation
    -0-                             12/09/2004
    /CONTACT: Dr. Christopher L. Coccio, President and CEO, Sono-Tek Corporation, +1-845-795-2020/
    /Web site:  http://www.sono-tek.com /
    (SOTK)

CO:  Sono-Tek Corporation
ST:  New York
IN:  CHM OTC
SU:  FNC